Exhibit 10.30
                                 PROMISSORY NOTE


June 6, 1997



Santa Rosa, California

For value received, receipt of which is hereby acknowledged, Spectrum Naturals, Inc., a California corporation hereby promises to pay to Debora Bainbridge Phillips, or order, at such place as designated by the holder hereunder, the principal sum of $1,621,716 together with interest thereon as hereinafter provided and in installments as hereinafter provided.

     The outstanding principal balance shall bear interest at the rate of 7.8167% for the first six months; thereafter at the rate of 8% percent per annum for the next eighteen months; thereafter on the second anniversary of this note, the interest rate shall be adjusted and the then outstanding principal balance shall bear interest at the rate of 10 percent per annum for years three and four and thereafter shall be further adjusted on the fourth anniversary such that the outstanding principal balance shall bear interest at the rate of 12 percent per annum for years five and six. Interest on the principal balance from time to time outstanding shall be paid in monthly installments of interest only on the fifth day of each month. In addition to said interest payments, principal shall be paid in installments as follows:

     Two years from the date of this Note -- $621,716;
     Three years from the date of this Note -- $250,000.00;
     Four years from the date of this Note -- $250,000.00;
     Five years from the date of this Note -- $250,000.00;
     Six years from the date of this Note -- all principal and accrued interest shall be due and payable in full.

     In the event that any payment of principal or interest shall not be made within five (5) days of its due date, there shall also be due a late payment fee equal to one percent of the payment of principal or interest not made when due. This Promissory Note may by prepaid in whole or in part at any time without penalty.

     Presentment and demand for payment, notice of dishonor, protest and notice of protest are hereby waived.

     All payments shall be in lawful money of the United States. Any payment received shall be applied first to interest outstanding and then to reduction of principal. In the event that any payment of principal or interest shall not be made when due and a period often (10) days shall have past from written notice of such nonpayment without cure, then the holder of this Note may, without further notice, declare the entire principal and interest due and payable.

     In the event that any action is initiated to enforce or interpret the terms of this Agreement, and the prevailing party of such litigation shall be entitled to recover, as an element of cost of such a litigation, the reasonable attorneys' fees.

     This Note is secured by a pledge of stock pursuant to the terms of the Pledge Agreement of even date herewith, and is further personally guaranteed by Jethren Phillips.

     Any default under the terms of the Redemption Agreement dated November 1, 1996, pursuant to which this Note is issued or the Pledge Agreement or Personal Guaranty of Jethren Phillips shall also constitute a default under this Promissory Note and a default hereunder shall, likewise, constitute a default under said agreements.

     Any notice to be given hereunder shall be deemed to be effective on the third day following deposit of such notice in the United States mail postage prepaid, first-class, return receipt requested and directed to parties at the addresses set forth below:

                             Spectrum Naturals, Inc.
                               133 Copeland Street
                               Petaluma, CA 94952

                           Debora Bainbridge Phillips




                                            Spectrum Naturals, Inc


                                            By:  /s/  Jethren Phillips
                                               --------------------------------
                                                      Jethren Phillips